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                                  EX-99. (j)(1)
                               Exhibit 99 (j) (1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of our reports dated February 2, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Report to Shareholders of Flag Investors Communications Fund, Inc. and Communications Portfolio (one of the Portfolios comprising Flag Investors Portfolios Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Semi-Annual Reports and Annual Reports" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2001